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                      TELTECH RESOURCE NETWORK CORPORATION

                    1987 NONQUALIFIED STOCK OPTION AGREEMENT

         THIS AGREEMENT, made this ___ day of _________ between TELTECH RESOURCE NETWORK CORPORATION, a Minnesota corporation (the "Company"), and _________, (the "Optionee");

                              W I T N E S S E T H :

         WHEREAS, the Optionee on the date hereof is an employee, officer or director of the Company or a Subsidiary of the Company; and

         WHEREAS, to induce the Optionee to further the Optionee's efforts in its behalf, the Company desires to grant to the Optionee an option to purchase shares of its Common Stock;

         WHEREAS, the Company's board of Directors has adopted a stock option plan providing for the grant of nonqualified stock options known as the "Teltech Resource Network Corporation 1987 Nonqualified Stock Option Plan" (hereinafter referred to as the "Plan"); and

         WHEREAS, on the date hereof, the Company's Board of Directors (or, if so appointed and empowered by the board, the Board's Stock Option Committee) authorized the grant of this option to the Optionee;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Optionee hereby agree as follows:

         1. GRANT OF OPTION. The Company hereby grants to the Optionee, on the date of this Agreement, the Option to purchase ____ shares of the Common stock of the Company (the "Option Stock") subject to the terms and conditions herein contained, and subject only to adjustment in such number of shares as provided in Section 10 of the Plan.

         2. OPTION PRICE. During the term of this option, the purchase price for the shares of Option Stock granted herein is $ __ per share, subject only to adjustment of such price as provided in Section 10 of the Plan.

         3. TERM OF OPTION. The term during which this option may be exercised expires at the close of business on _________ unless terminated earlier under the provisions of Paragraphs 10 or 11 below. This option shall be exercisable during the first year of this Agreement to the extent of _______ percent of the total number of shares granted under Paragraph 1 above. Thereafter this option shall be exercisable to the extent of________ percent of such total number of shares during each succeeding year until the earlier of the time this option shall have become exercisable to the extent of One Hundred Percent (100%) of the total number of shares specified in Paragraph 1 or its expiration. If the Optionee does not purchase in any option year the full number of shares which the Optionee is entitled to purchase that year, the Optionee may purchase in any subsequent option year such previously unpurchased shares in addition to those the Optionee is otherwise entitled to purchase. If this option has been granted prior to approval of the Plan by the Company's shareholders, this option shall not be exercisable until such approval is obtained.

         4. PERSONAL EXERCISE BY OPTIONEE. This option shall, during the lifetime of the Optionee, be exercisable only by said Optionee and shall not be transferable by the Optionee, in whole or in part, other than by will or by the laws of descent and distribution.

         5. MANNER OF EXERCISE OF OPTION. This option is to be exercised by the Optionee (or by the Optionee's successor of successors) by giving written notice to the Company of an election to exercise such option. Such notice shall specify the number of shares to be purchased hereunder and shall specify a date (not more than 30 calendar days and not less than 10 calendar days from the date of delivery of the notice to the Company) on which the Optionee shall deliver payment of the full purchase price for the shares being purchased and the Company shall deliver

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certificates to the Optionee representing the shares so purchased. Such notice shall be delivered to the Company at its principal place of business. An option shall be considered exercised at the time the Company receives such notice. Upon receipt of such notice and subject to the Provisions of Paragraph 9 below, the Company shall, on the dates specified in such notice and against payment by the Optionee of the required purchase price, deliver to the Optionee certificates for the shares so purchased. Payment for shares of Option Stock may be made in the form of cash, certified check, or such other payment method as may be authorized by the Board of Directors. All requisite original issue or transfer documentary stamp taxes shall be paid by the Company.

         6. RIGHTS AS A SHAREHOLDER. The Optionee or a transferee of this option shall have no rights as a shareholder with respect to any shares covered by this option until the date of the issuance of a stock certificate for such shares, except as provided in Section 10 of the Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record is prior to the date such stock certificate is issued, except as provided in Section 10 of the Plan.

         7. 1987 STOCK OPTION PLAN. The Option evidenced by this Agreement is granted pursuant to the Plan, as amended on July 31, 1995, a copy of which Plan has been made available to Optionee and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. The Plan governs this Option and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

         8. WITHHOLDING TAXES. In order to permit the Company to receive a tax deduction in connection with the exercise of this option, the Optionee agrees that as a condition to any exercise of this option, the Optionee will also pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, local or other taxes required by law to be withheld with respect to the option's exercise.

         9. INVESTMENT PURPOSE. The Company requires as a condition to the grant and exercise of this option that any stock acquired pursuant to this option be acquired for only investment if, in the opinion of counsel for the Company, such is required or deemed advisable under securities laws or any other applicable law, regulation or rule or any government of governmental agency. In this regard, if required by the Company, the Optionee, prior to the acquisition of any shares pursuant to this option, shall execute an investment letter to the effect that the Optionee is acquiring shares pursuant to the option for investment purposes only and not with the intention of making any distribution of such shares and will not dispose of the shares in violation of the applicable federal and state securities laws.

         10. TERMINATION OF EMPLOYMENT OR DIRECTORSHIP (FOR REASONS OTHER THAN DEATH). If the Optionee ceases to be an employee of the Company or any Subsidiary for any reason other than because of death (as described below) or because of the sale, merger, or liquidation of the Company (which is covered by the provisions of Section 12 of the Plan), this option shall terminate (notwithstanding Paragraph 3 of this Agreement), on the earlier of (i) the close of business on the three-month anniversary date of the Optionee's termination, and (ii) this option's originally stated expiration date. In such period following such termination of employment or directorship, this option shall be exercisable as provided above only to the extent the option was exercisable on the date of termination of employment or directorship but had not previously been exercised.

         11. DEATH OF OPTIONEE. If the Optionee dies (1) while an employee or director of the Company or any Subsidiary, or (2) within a period of three months after his termination of employment or directorship with the Company or any Subsidiary as provided in Paragraph 10, this option shall terminate (notwithstanding Paragraph 3 of this Agreement) on the earlier of (i) the close of business on the one-year anniversary date of the Optionee's death, and (ii) this option's originally stated expiration date. In such period following the Optionee's death, this option may be exercised only by the person or person to whom the Optionee's rights under this option shall have passed by the Optionee's will or by the laws of descent and distribution, and only to the extent the option was exercisable on the date of death but had not previously been exercised.

         12. MERGERS, RECAPITALIZATIONS, STOCK SPLITS, ETC. Pursuant and subject to Section 10 of the Plan, certain changes in the number or character of the Common Stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalizaiton, stock split, stock dividend or

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otherwise) shall result in an adjustment, reduction or enlargement, as appropriate, in Participant's rights with respect to any unexercised portion of the Option (i.e., Participant shall have such "anti-dilution" rights under the Option with respect to such events, but shall not have "preemptive" rights).

         13. SCOPE OF AGREEMENT. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and the Optionee and any successor or successors of the Optionee permitted by Paragraph 4 above.

         IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement in the manner appropriate to each, as of the day and year first above written.

                                            TELTECH RESOURCE NETWORK CORPORATION

                                        By
                                           -------------------------------------
                                        Its  CEO
                                           -------------------------------------


                                        ----------------------------------------
                                            Optionee


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